Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 22, 2013 relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, which appears in F5 Networks, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2013.

PricewaterhouseCoopers LLP

Seattle,Washington

May 30, 2014